Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statement (Form F-3 No. 333-273441) of Vodafone Group Plc;

2)	Registration Statement (Form S-8 No. 333-81825) of Vodafone Group Plc; and

3)	Registration Statement (Form S-8 No. 333-149634) of Vodafone Group Plc, pertaining to the Vodafone Global Incentive Plan 2014;

of our reports dated 3 June 2025, with respect to the consolidated financial statements of Vodafone Group Plc and the effectiveness of internal control over financial reporting of Vodafone Group Plc included in this Annual Report (Form 20-F) of Vodafone Group Plc for the year ended 31 March 2025.

Ernst & Young LLP

London, United Kingdom

3 June 2025